Exhibit 12.1
Selected Ratios

							For the three month period then ended
	For the year ended December 31,						March 31,
EXHIBIT 12. SELECTED RATIOS' CALCULATION	INDEX	2010	2009	2008	2007	2006	2010	2011	2011
	(in millions of Ps and thousands of US$)
Net interest income	(1)	3,377,104	3,802,282	3,560,402	2,808,318	1,767,503	817,512	893,891	477,863
Total Interest Earning Assets	(2)	53,096,650	52,686,295	46,583,698	36,994,871	28,532,355	52,016,485	54,975,437	29,389,200
Total Average Assets	(3)	63,355,081	62,629,596	55,121,514	43,194,923	32,437,287	62,077,389	65,325,325	34,922,124
Total Average Shareholders’ Equity	(4)	7,287,936	6,416,312	5,450,543	4,160,130	3,392,142	6,582,539	7,491,652	4,004,946
Operating Expenses	(5)	3,098,479	2,895,145	2,639,997	2,271,418	1,871,000	745,996	856,006	457,610
Net Income	(6)	1,436,494	1,256,850	1,290,643	1,086,923	749,529	340,984	350,083	187,150
Total Assets	(7)	68,095,156	61,864,365	61,783,079	52,151,649	34,488,696	60,770,582	71,182,466	38,053,280
Net Operating, Income	(8)	5,505,029	5,689,231	5,524,486	4,318,447	2,906,597	1,333,932	1,390,459	743,322
Total Shareholders’ Equity	(9)	7,947,140	7,032,829	6,116,845	5,199,270	3,646,612	6,802,249	7,714,097	4,123,862
Loans	(10)	48,601,090	42,041,974	40,373,850	37,702,624	24,645,574	41,945,848	50,793,471	27,153,572
Non-Performing Loans	(11)	928,759	1,027,712	950,629	666,368	334,488	1,052,313	958,546	512,427
Allowance for Loans and Accrued Interest Losses	(12)	2,548,165	2,477,604	2,134,360	1,490,454	845,827	2,500,257	2,595,076	1,387,296
Loans Classified as “C”, “D” y “E”	(13)	2,098,105	2,149,685	1,775,642	1,170,099	626,255	2,203,451	2,238,767	1,196,818
Technical Capital	(14)	9,017,449	7,286,296	6,245,624	5,908,317	3,414,312	7,381,624	9,338,544	4,992,272
Risk Weighted Assets included Market Risk	(15)	61,449,661	55,084,655	55,542,485	46,628,036	30,885,195	54,207,462	65,715,356	35,130,630

SELECTED RATIOS:
Colombian GAAP:
Profitability Ratios:
Net Interest Margin	(1) / (2)	6.36%	7.22%	7.64%	7.60%	6.19%	6.29%	6.50%	6.50%
Return on Average Total Assets	(6) / (3)	2.27%	2.01%	2.34%	2.52%	2.31%	2.20%	2.14%	2.14%
Return on Average Shareholders’ Equity	(6) / (4)	19.71%	19.59%	23.68%	26.13%	22.10%	20.72%	18.69%	18.69%

Efficiency Ratio:
Operating Expenses as a Percentage of Interest, Fees Services and Other Operating Income	(5) / (8)	56.28%	50.89%	47.79%	52.60%	64.37%	55.92%	61.56%	61.56%

Capital Ratios:
Period-end Shareholders’ Equity as a Percentage of Period-end Total Assets	(9) / (7)	11.67%	11.37%	9.90%	9.97%	10.57%	11.19%	10.84%	10.84%
Period-end Regulatory Capital as a Percentage of Period-end Risk-Weighted Assets	(14) / (15)	14.67%	13.23%	11.24%	12.67%	11.05%	13.62%	14.21%	14.21%

Credit Quality Data:
Non-Performing Loans as a Percentage of Total Loans	(11) / (10)	1.91%	2.44%	2.35%	1.77%	1.36%	2.51%	1.89%	1.89%
“C”, “D” and “E” Loans as a Percentage of Total Loans	(13) / (10)	4.32%	5.11%	4.40%	3.10%	2.54%	5.25%	4.41%	4.41%
Allowance for Loan and Accrued Interest Losses as a Percentage of Non-Performing Loans	(12) / (11)	274.36%	241.08%	224.53%	223.67%	252.87%	237.60%	270.73%	270.73%
Allowance for Loan and Accrued Interest Losses as a Percentage of “C”, “D” and “E” Loans	(12) / (13)	121.45%	115.25%	120.21%	127.38%	135.06%	113.47%	115.92%	115.92%
Allowance for Loan and Accrued Interest Losses as a Percentage of Total Loans	(12) / (10)	5.24%	5.89%	5.29%	3.95%	3.43%	5.96%	5.11%	5.11%